EXHIBIT 99

[inTEST Corporation News Release Paper]

inTEST CORPORATION WITHDRAWS OFFERING

CHERRY HILL, NEW JERSEY - September 6, 2000: inTEST Corporation (NASDAQ:INTT) announced today that it has withdrawn its registration statement for the offering of 1,000,000 shares of its common stock by the Company and 1,000,000 shares by certain of its stockholders. inTEST's President and Chief Executive Officer, Robert E. Matthiessen, said, "The offering was terminated due to current stock market conditions. Both the Company and the selling stockholders believe our stock is undervalued in the current market and that it is not in the best interests of the Company or its stockholders to complete the offering at this time."

inTEST Corporation is a leading independent designer, manufacturer and marketer of interface solutions and temperature management products that semiconductor manufacturers use in conjunction with automatic test equipment in the testing of integrated circuits. Headquartered in Cherry Hill, New Jersey, inTEST has manufacturing facilities in New Jersey, Massachusetts, California, the UK and Singapore and design, sales, service and support offices in New Jersey, Massachusetts, California, the UK, Japan, Singapore, and Germany. Design, sales, service and support is also provided by inTEST personnel located in Arizona, Texas and Oregon.